UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 15, 2022

GINKGO BIOWORKS HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-40097	87-2652913
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

27 Drydock Avenue 8th Floor
Boston, MA 02210
(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (877) 422-5362

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, par value $0.0001 per share	DNA	NYSE
Warrants to purchase one share of Class A common stock, each at an exercise price of $11.50 per share	DNA.WS	NYSE

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01. Other Events.

On November 15, 2022, Ginkgo Bioworks Holdings, Inc. (the “Company”) entered into an underwriting agreement (the “Underwriting Agreement”) with BTIG, LLC (the “Underwriter”), relating to the offer and sale (the “Offering”) of 41,383,877 shares (the “Shares”) of the Company’s Class A common stock, par value $0.0001 per share (the “Common Stock”) in an underwritten transaction. Pursuant to the terms of the Underwriting Agreement, the Underwriter purchased all of the Shares from the Company at a price of $2.4164 per share, in what is commonly known as a “bought deal.” The Company has also granted the Underwriter a 30-day option to purchase up to an additional 6,207,581 shares of Common Stock from the Company at a price of $2.4164 per share.

The net proceeds to the Company from the sale of the Shares, after deducting certain offering expenses payable by the Company, was approximately $99.1 million. The net proceeds of the offering offset the $80 million of cash used to finance the Company’s previously completed acquisition of certain assets and liabilities of Bayer CropScience LP (“Bayer”) and further strengthens the Company’s balance sheet. The consideration in the transaction with Bayer was payable, at the Company’s election, in cash or shares of Common Stock. Although the Company had planned to pay Bayer with shares of Common Stock as is its common practice for acquisitions, the Company ultimately determined to use cash-on-hand at the closing. The Company determined that the Offering would provide more certainty as to the price and distribution of its shares of Common Stock that otherwise would have been issued to Bayer. The Company’s strong balance sheet is an important strategic asset in this emerging field and economic climate, and the Company’s practice of using equity in connection with strategic acquisitions supports this approach.

The Offering was made only by means of a prospectus. A shelf registration statement (including a prospectus) relating to the offering of the Company’s Common Stock was filed with the Securities and Exchange Commission (the “SEC”) on October 5, 2022, and declared effective by the SEC on October 14, 2022 (Registration No. 333-267743). A preliminary prospectus supplement relating to the Offering was filed with the SEC on November 15, 2022, and a final prospectus supplement was filed on November 17, 2022. The closing of the Offering took place on November 18, 2022.

The description of the Underwriting Agreement is a summary only and is qualified in its entirety by reference to the text of the Underwriting Agreement, a copy of which is filed as Exhibit 1.1 to this Current Report on Form 8-K.

Ropes & Gray LLP, counsel to the Company, has issued an opinion to the Company, dated November 15, 2022 regarding the Shares and the additional shares. A copy of the opinion is filed as Exhibit 5.1 to this Current Report on Form 8-K. Certain information relating to Part II, Item 14 “Other Expenses of Issuance and Distribution” of the Registration Statement is filed as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

1.1	Underwriting Agreement, dated November 15, 2022, by and between the Company and BTIG, LLC.

5.1	Opinion of Ropes & Gray LLP.

23.1	Consent of Ropes & Gray LLP (included in Exhibit 5.1 above).

99.1	Information relating to Part II, Item 14 “Other Expenses of Issuance and Distribution” of the Registration Statement.

104	Cover Page Interactive Data File (embedded within the Inline XBRL).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 18, 2022	GINKGO BIOWORKS HOLDINGS, INC.
(REGISTRANT)

	By:	/s/ Mark Dmytruk
	Name:	Mark Dmytruk
	Title:	Chief Financial Officer